Exhibit 23.3
TBPELS REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

Consent of Independent Petroleum Engineers
As independent petroleum engineers, we hereby consent to the incorporation by reference of our firm’s report letter dated January 30, 2024, respectively, prepared for the Company as of December 31, 2023, into this Registration Statement on Form S-3 (the “Registration Statement”) of the Company, including any amendments thereto. We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
Houston, Texas
March 6, 2024

SUITE 2800, 350 7TH AVENUE, S.W. 633 17TH STREET, SUITE 1700	CALGARY, ALBERTA T2P 3N9 DENVER, COLORADO 80202	TEL (403) 262-2799 TEL (303) 339-8110